EXHIBIT 23.1
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             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration
   Statement (Form S-8) pertaining to the registration of $30.0 million of deferred compensation obligations including 500,000 shares of common stock for the Newell Rubbermaid Inc. 2002 Deferred Compensation Plan of our report dated January 27, 2003, with respect to the 2002 consolidated financial statements and schedule of Newell Rubbermaid Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission

   /s/ Ernst & Young, LLP
   Chicago, Illinois
   May 12, 2003